Free Writing Prospectus

Filed Pursuant to Rule 433

Dated June 22, 2017

Registration Statement No. 333-212709

Relating to

Prospectus dated March 27, 2017

PRESS RELEASE

Evolent Health, Inc. Announces Launch of Secondary Public Offering of Class A Common Stock

WASHINGTON, June 22, 2017 /PRNewswire/ — Evolent Health, Inc. (NYSE: EVH), a company providing an integrated value-based care platform to the nation’s leading health systems and physician organizations (“Evolent Health”), today announced the launch of an underwritten secondary public offering of 4,500,000 shares of its Class A common stock to be sold by certain affiliates of TPG Global, LLC, and Ptolemy Capital, LLC (together, the “Selling Stockholders”).

Goldman Sachs & Co. LLC and Morgan Stanley are acting as book-running managers and underwriters for the offering.

Neither Evolent Health nor any of its directors, officers or other stockholders is offering any shares of Class A common stock in the offering. Evolent Health will not receive any proceeds from the sale of shares of Class A common stock by the Selling Stockholders.

A registration statement (including a base prospectus) relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and has become effective. Before you invest, you should read the base prospectus in that registration statement and other documents filed with the SEC for more complete information about Evolent Health and this offering. You may obtain these documents free of charge by visiting EDGAR on the SEC’s website at www.sec.gov.

The offering will be made by means of a preliminary prospectus supplement and the accompanying base prospectus. Copies of the preliminary prospectus supplement and the final prospectus supplement, when available, and the accompanying base prospectus relating to the offering may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, facsimile at (212) 902-9316, or email at prospectus-ny@ny.email.gs.com; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these shares of Class A common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Evolent Health

Evolent Health partners with leading health systems to drive value-based care transformation. By providing clinical, analytical and financial capabilities, Evolent Health helps physicians and health systems achieve superior quality and cost results. Evolent Health’s approach breaks down barriers, aligns incentives and powers a new model of care delivery resulting in meaningful alignment between providers, payers, physicians and patients.

Forward-Looking Statements – Cautionary Language

Certain statements made in this press release and in other written or oral statements made by us or on our behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “aim,” “predict,” “potential,” “continue,” “plan,” “project,” “will,” “should,” “shall,” “may,” “might” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in our businesses, prospective services, future performance or financial results and the outcome of contingencies, such as legal proceedings. We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA. These statements are only predictions based on our current expectations and projections about future events. Forward-looking statements involve risks and uncertainties that may cause actual results, level of activity, performance or achievements to differ materially from the results contained in the forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and other documents filed with the SEC include factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

Source: Evolent Health, Inc.

Contacts:

Investor Relations Bob East (443) 213-0500 InvestorRelations@evolenthealth.com	Media Relations Robin Glass (517) 389-6005 RGlass@evolenthealth.com

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